Exhibit 99.4
UNAUDITED SUPPLEMENTAL NON-GAAP PRO FORMA FINANCIAL INFORMATION
Background
As previously announced, on June 22, 2024, Sonoco Products Company (“Sonoco” or the “Company”), Titan Holdings Coöperatief U.A., a cooperative with excluded liability (coöperatie met uitgesloten aansprakelijkheid), incorporated under the laws of the Netherlands (the “Seller”), and Titan Holdings I B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Eviosys”), entered into a Put Option Agreement (the “Put Option Agreement”) pursuant to which the Company made a binding offer to acquire, on the terms and conditions set forth in the Equity Purchase Agreement, dated as of June 22, 2024, by and among the Company, the Seller and Eviosys (the “Purchase Agreement”), all of the issued and outstanding equity interests in Eviosys for €3,615,000 (approximately $3,900,000 based on the exchange rate as of June 30, 2024), on a cash-free and debt-free basis and subject to customary adjustments (the “Eviosys Acquisition”). Pursuant to the Put Option Agreement, on August 22, 2024, following the completion of a consultation process with the European Works Council of Eviosys and its subsidiaries, the Seller delivered an exercise notice to the Company accepting its offer and delivered to the Company a copy of the Purchase Agreement, executed by Eviosys and the Seller.
Unaudited Supplemental Non-GAAP Pro Forma Financial Information
The Company is furnishing this Exhibit 99.4 to provide certain unaudited supplemental non-GAAP pro forma financial information with respect to the proposed Eviosys Acquisition. The Company has provided unaudited pro forma condensed combined financial information of Sonoco and Eviosys and notes thereto prepared in accordance with Article 11 of Regulation S-X in Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on September 13, 2024, to which this Exhibit 99.4 is attached (the “Current Report”).
This Exhibit 99.4 includes certain financial performance measures that are not in conformity with U.S. generally accepted accounting principles (“GAAP”), including Sonoco Adjusted EBITDA, Sonoco Adjusted EBITDA Margin, pro forma Adjusted EBITDA, and pro forma Adjusted EBITDA Margin. Sonoco Adjusted EBITDA and Sonoco Adjusted EBITDA Margin are derived from Sonoco’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2023 and its unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. Pro forma Adjusted EBITDA and Pro forma Adjusted EBITDA Margin are derived from the unaudited pro forma condensed combined financial information of Sonoco and Eviosys and notes thereto filed as Exhibit 99.3 to this Current Report on Form 8-K. Refer to Exhibit 99.3 to this Current Report on Form 8-K for additional information regarding such pro forma condensed combined financial information.
Sonoco Adjusted EBITDA is defined as net income attributable to Sonoco, excluding the following: interest expense; interest income; provision for income taxes; depreciation, depletion and amortization expense; non-operating pension costs; net income/loss attributable to noncontrolling interests; restructuring/asset impairment charges; changes in last-in, first-out (“LIFO”) inventory reserves; gains/losses from the divestiture of businesses and other assets; acquisition, integration and divestiture-related costs; other income; derivative gains/losses; and other non-GAAP adjustments, if any, that may arise from time to time. Sonoco Adjusted EBITDA Margin is defined as Sonoco Adjusted EBITDA divided by Sonoco net sales. Pro forma Adjusted EBITDA is defined as pro forma net income attributable to Sonoco, excluding the same items as Sonoco Adjusted EBITDA, in each case calculated on a pro forma basis assuming Sonoco had owned Eviosys for the period presented. Pro forma Adjusted EBITDA Margin is defined as pro forma Adjusted EBITDA divided by pro forma net sales.
Sonoco’s non-GAAP financial measures are not calculated in accordance with, nor are they an alternative for, measures conforming to generally accepted accounting principles, and they may be different from similarly titled non-GAAP financial measures used by other companies. In addition, Sonoco’s non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Sonoco presents non-GAAP financial measures to provide investors with information to evaluate its operating results in a manner similar to how management evaluates business performance. In addition, these same non-GAAP financial measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community. Sonoco consistently applies its non-GAAP financial measures and use them for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of management and each business unit against plans/forecasts. Sonoco’s pro forma non-GAAP financial measures are provided for illustrative purposes only and do not purport to represent the actual financial position and results of operations that would have been achieved had the Eviosys Acquisition and related financing transactions occurred on the dates indicated, and do not reflect adjustments for any anticipated integration costs, synergies, operating efficiencies, tax savings or cost savings. In addition, pro forma Adjusted EBITDA and pro forma Adjusted EBITDA Margin do not give effect to any potential divestitures by Sonoco, including the potential divestitures of ThermoSafe, Sonoco’s leading temperature-assured packaging business, or TFP, its leading thermoformed and flexible packaging business, for which Sonoco has initiated reviews of strategic alternatives. On a standalone basis, ThermoSafe, which is part of the All Other group of businesses, had revenue of $283 million and an Adjusted EBITDA Margin in the low twenties for the year ended December 31, 2023. On a standalone basis, TFP, which Sonoco formed by integrating its flexible packaging and thermoforming businesses within its Consumer Packaging segment effective as of January 1, 2024, had revenue of $1.3 billion and an Adjusted EBITDA Margin in the mid-teens for the year ended December 31, 2023.
Material limitations associated with the use of such measures include that they do not reflect all period costs included in operating expenses and may not be comparable with similarly named financial measures of other companies. Furthermore, the calculations of these non-GAAP financial measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for any limitations in such non-GAAP financial measures, the Company believes that it is useful in evaluating its results to review both GAAP information, which includes all of the items impacting financial results, and the related non-GAAP financial measures that exclude certain elements, as described above. Further, the Company does not, nor does the Company suggest that investors should, consider any non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Whenever reviewing a non-GAAP financial measure, investors are encouraged to review the related reconciliation to understand how it differs from the most directly comparable GAAP measure.
Reconciliation of GAAP to Non-GAAP Financial Measures
The following table reconciles Sonoco Adjusted EBITDA, Sonoco Adjusted EBITDA Margin, pro forma Adjusted EBITDA, and pro forma Adjusted EBITDA Margin for the year ended December 31, 2023 and the six months ended June 30, 2024 to net income attributable to Sonoco, Sonoco Net Income Margin, and pro forma net income attributable to Sonoco, and pro forma net income margin, respectively, for each of the periods presented. See Exhibit 99.3 to this Current Report on Form 8-K for more detailed information regarding the unaudited pro forma condensed combined financial information of Sonoco and Eviosys.

	Year Ended December 31,		Six Months Ended June 30,
(Unaudited)	2023		2024
Dollars in thousands	Sonoco	Pro Forma	Sonoco	Pro Forma

Net income attributable to Sonoco	$474,959	$367,842	$155,988	$88,459
Adjustments
Interest expense	136,686	395,971	60,860	151,895
Interest income	(10,383)	(12,224)	(7,113)	(8,708)
Provision for income taxes	149,278	112,087	44,667	30,073
Depreciation, depletion and amortization (a)	340,988	536,350	180,045	277,192
Non-operating pension costs	14,312	16,080	7,465	8,289
Net income attributable to noncontrolling interests	942	784	236	687
Restructuring/Asset impairment charges (b)	56,933	68,836	50,868	57,377
Changes in LIFO inventory reserves	(11,817)	(11,817)	(987)	(987)
Gain from divestiture of business and other assets	(78,929)	(78,929)	(4,478)	(4,478)
Acquisition, integration and divestiture-related costs (c)	26,254	87,070	27,930	76,205
Other income, net	(39,657)	(39,657)	(5,867)	(5,867)
Net gains from derivatives	(1,912)	(1,912)	(3,771)	(3,771)
Other adjustments (d)	10,142	14,675	1,124	1,502
Adjusted EBITDA	$1,067,796	$1,455,156	$506,967	$667,868

Net Sales	$6,781,292	$9,372,001	$3,261,022	$4,393,026
Net Income Margin	7.0%	3.9%	4.8%	2.0%
Adjusted EBITDA Margin	15.7%	15.5%	15.5%	15.2%

(a) Pro forma depreciation, depletion and amortization expense includes estimated depreciation and amortization for Eviosys of $69,271 and $126,091, respectively, for the year ended December 31, 2023, and $34,446 and $62,701, respectively, for the six months ended June 30, 2024. See Notes 8(C) and 8(D) to Exhibit 99.3 to this Current Report on Form 8-K for more information on the estimated depreciation and amortization related to Eviosys.
(b) Restructuring and restructuring-related asset impairment charges are a recurring item as the Company’s restructuring programs usually require several years to fully implement, and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity, the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.
(c) Pro forma acquisition, integration and divestiture-related costs for the year ended December 31, 2023 include Sonoco historical costs and give further pro forma effect to (i) a $17,302 increase in cost of sales to reflect the estimated step up of finished goods and work in process inventory to fair value, (ii) a $38,514 increase in legal and professional expenses to reflect estimated Eviosys Acquisition-related transaction costs and (iii) a $5,000 increase in selling, general and administrative expenses to reflect estimated retention bonuses for certain Eviosys employees. Pro forma acquisition, integration and divestiture-related costs for the six months ended June 30, 2024 include Sonoco historical costs and give further pro forma effect to (i) $6,488 of legal and professional expenses incurred by Eviosys for costs related to the Eviosys Acquisition and (ii) $41,787 of selling, general and administrative expenses recognized by Eviosys to reflect estimated change in control bonuses for certain Eviosys employees.
(d) Pro forma other adjustments for the year ended December 31, 2023 include Sonoco historical costs and give further pro forma effect to $4,533 of costs associated with accounting for Eviosys’s operations in Turkey as highly inflationary under GAAP. Pro forma other adjustments for the six months ended June 30, 2024 include Sonoco historical costs and give further pro forma effect to $378 of costs associated with accounting for Eviosys’s operations in Turkey as highly inflationary under GAAP.